State of Delaware Secretary of State Division of Corporations File 09:00 AM 01/13/1999 991015896 - 2992656

CERTIFICATE OF INCORPORATION
OF
HANCOCK FABRICS OF MI, INC.

FIRST.              The name of the corporation shall be:

HANCOCK FABRICS OF MI, INC.

SECOND.         The registered office of the corporation in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle and its registered agent at such address is CORPORATION SERVICE COMPANY.

THIRD:.            The purpose  or purposes of the corporation will be:

To engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH:         The total number of shares of stock which this corporation is authorized to issue is:

One Thousand (1,000) Shares With a Par Value Of One Cent ($.01).

FIFTH.              The name and address of the incorporator is as follows:

Elaine Phaneuf Corporation Service Company 1013 Centre Road Wilmington, DE 19805

SIXTH.             The Board of Directors shall have the power to adopt, amend and repeal the by-laws.

SEVENTH.       No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this fourteenth day of January, A.D., 1999.

/s/ Elaine Phaneuf
Elaine Phaneuf
Incorporator

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